Exhibit 4.1

Number: BC0786321
CERTIFICATE
OF
INCORPORATION
BUSINESS CORPORATIONS ACT
I Hereby Certify that OCEANAGOLD CORPORATION was incorporated under the Business Corporations Act on March 22, 2007 at 04:48 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On March 22, 2007
/s/ RON TOWNSHEND
RON TOWNSHEND Registrar of Companies Province of British Columbia Canada